                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                THE SANDS REGENT
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              THE   SANDS   REGENT

                           345 NORTH ARLINGTON AVENUE
                               RENO, NEVADA 89501

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 1, 1999

                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of The Sands Regent will be held at 10:00 a.m., on November 1, 1999, at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada, for the following purposes:

          1. To elect three (3) directors each to serve for a three-year term.

          2. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on September 22, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

                                      By Order of the Board of Directors

                                      PETE CLADIANOS III, Secretary

September 23, 1999

                              THE   SANDS   REGENT

                           345 NORTH ARLINGTON AVENUE
                               RENO, NEVADA 89501

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 1, 1999

     The accompanying Proxy is solicited by the Board of Directors of The Sands Regent (the "Company") for use at the Annual Meeting of Shareholders to be held at the Sands Regency Hotel/Casino, 345 North Arlington Avenue, Reno, Nevada, on November 1, 1999 at 10:00 a.m. and at any and all adjournments or postponements thereof. All shares represented by proxies will be voted in the manner designated. If no designation is made on a proxy, it will be voted FOR the election of the three nominees for election to the Board of Directors listed in the proxy. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO THE SHAREHOLDERS ON OR ABOUT OCTOBER 4, 1999.

     Execution and delivery of the enclosed proxy will not affect the right of any person to attend the meeting and vote in person. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by delivery of a written instrument of revocation or a duly executed proxy bearing a later date to the Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501. The presence of a shareholder at the meeting will not operate to revoke a proxy, but the casting of a ballot by a shareholder who is present at the meeting will revoke a proxy as to the matter on which the ballot is cast.

     Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Thus, abstentions have the effect of a vote "against" the matters to which the abstention has been cast.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Thus, "broker non-votes" do not constitute a vote "for" or "against" any matter.

     Notwithstanding the above, for purposes of determining the outcome of any matter as to which the broker or nominee who does not have discretion to vote has delivered a proxy but has failed to physically indicate on the proxy the lack of authority to vote, the shares will be treated as present and will be voted in accordance with the instructions on the proxy card (i.e., as a vote FOR the director nominees named herein).

                             SOLICITATION EXPENSES

     The cost of this solicitation will be borne by the Company. In addition to the mails, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means.

                               VOTING SECURITIES

     Only shareholders of record at the close of business on September 22, 1999, will be entitled to vote at the meeting. The outstanding voting securities of the Company on that date were 4,495,722 shares of $0.05 par value Common Stock. Each of the outstanding shares will be entitled to one vote.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of September 22, 1999, all persons, other than the nominees for director and continuing directors as set forth under "Directors and Executive Officers" herein, known by the Company to own "beneficially," as such term is defined in the Rules of the Securities and Exchange Commission, more than 5% of the Company's outstanding shares of Common Stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.

                                                           SHARES
                   NAME AND ADDRESS                     BENEFICIALLY      PERCENT
                 OF BENEFICIAL OWNER                       OWNED          OF CLASS
                 -------------------                    ------------      --------
Deborah Lundgren(1)                                       704,678           15.0%
c/o Doug Damon, CPA
5301 Longley Lane, Bldg. D-142
Reno, Nevada 89511
Stephen Feinberg                                          382,800(2)         8.1%
450 Park Avenue, 28th Floor
New York, New York 10022

---------------
(1) Ms. Lundgren is the daughter of Katherene Latham, Chairman of the Board of Directors, and niece of Pete Cladianos, Jr., President and Chief Executive Officer. Ms. Lundgren, Ms. Latham and Messrs. Cladianos, Jr. and Cladianos III have entered into an agreement to sell all of the shares beneficially owned by them to Sapphire Gaming, LLC; such agreement is subject to certain conditions including approval of such purchase by the Nevada Gaming Authorities.

(2) 96,600 shares are owned by Cerberus Partners, L.P., a Delaware limited partnership; 140,800 shares are owned by Cerberus International, Ltd., a corporation organized under the laws of the Bahamas; and 18,300 shares are owned by Ultra Cerberus Fund, Ltd., a corporation organized under the laws of the Bahamas all over which Mr. Feinberg possesses sole voting and dispositive power. 127,100 shares are owned by certain other private investment funds for which Stephen Feinberg possesses dispositive power.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Articles of Incorporation allow for not less than three nor more than nine directors. The number of directors is currently set at eight members as provided by the Company's Bylaws. In accordance with the Articles of Incorporation, members of the Board of Directors have been divided into three classes with approximately the same number of directors in each class. Each year one class of Directors shall be elected to hold office until their respective successors have been duly elected and qualified. All Directors elected shall serve until their successors shall have been duly elected and qualified. The nominees securing the highest number of votes, up to the number of directors elected, will be elected as directors. All Proxies received by the Board of Directors will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the Proxies will be voted for the election of any nominee who may be designated by the Board of Directors.

     All of the Continuing Directors and the Director Nominees were elected by the shareholders except for Mr. Larry Tuntland who was appointed by the Board of Directors. Information regarding the nominees for election and the Continuing Directors and executive officers, furnished in part by each such person, appears below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE.

DIRECTOR NOMINEES

                                                              EXPIRATION        SHARES       PERCENT OF
                                                  DIRECTOR    OF NEW TERM    BENEFICIALLY      COMMON
                    NAME(1)                        SINCE      AS DIRECTOR      OWNED(2)        STOCK
                    -------                       --------    -----------    ------------    ----------
Pete Cladianos, Jr.(3)(4)(5)                        8/84         2002         1,039,997        22.1%
Pete Cladianos III(3)(4)(6)                        11/85         2002            40,909         *
Katherene Latham(3)(4)                              8/84         2002           306,260         6.5%

CONTINUING DIRECTORS

                                                               EXPIRATION        SHARES        PERCENT OF
                                                   DIRECTOR      OF TERM      BENEFICIALLY       COMMON
                     NAME(1)                        SINCE      AS DIRECTOR      OWNED(2)          STOCK
                     -------                       --------    -----------    -------------    -----------
Jon N. Bengtson(7)                                   8/84         2000             12,502         *
Louis J. Phillips(8)                                 5/98         2001             10,000         *
Ferenc B. Szony(8)                                  12/97         2001             50,000          1.1%
Larry Tuntland                                       3/99         2000            --              *
David R. Wood(8)                                     7/85         2000            118,626          2.5%
All Officers and Directors
  as a group (9 persons)(9)                                                     1,585,744         33.7%

---------------
 *  Less than 1%

(1) The address of the Director Nominees and Continuing Directors is c/o The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501.

(2) Held directly and with sole voting and investment power unless otherwise indicated.

(3) Pete Cladianos, Jr. and Katherene Latham are brother and sister. Pete Cladianos III, Antonia Cladianos II and Leslie Cladianos are the son and daughters of Pete Cladianos, Jr. and Allison Cladianos is the daughter of Pete Cladianos III.

(4) Ms. Latham and Messrs. Cladianos, Jr. and Cladianos III have entered into an agreement to sell all of the shares beneficially owned by them to Sapphire Gaming, LLC; such agreement is subject to certain conditions including approval of such purchase by the Nevada Gaming Authorities.

(5) Includes 386,286 shares held in trusts for the benefit of Pete Cladianos III, 375,500 shares held in trusts for the benefit of Antonia Cladianos II, 254,596 shares held in trusts for the benefit of Leslie Cladianos and 23,565 shares held in a trust for the benefit of Allison Cladianos. Mr. Cladianos, as trustee for such trusts, exercises sole voting and investment power.

(6) Includes 16,909 shares held in a trust for the benefit of Bradley Cladianos, son of Pete Cladianos III and 24,000 shares subject to options which are presently exercisable.

(7) Includes 7,500 shares subject to options which are exercisable within sixty days.

(8) Includes 10,000, 50,000 and 108,000 shares subject to options which are presently exercisable by Louis J. Phillips, Ferenc B. Szony and David R. Wood, respectively.

(9) Includes 7,500 shares subject to options which are presently exercisable by Patrick Bassney, Vice President and General Manager, Sands Regency Casino/Hotel.

DIRECTOR BIOGRAPHIES

     PETE CLADIANOS, JR. (age 69) has been Vice Chairman of the Board of Directors since December 1997 and was previously President, Chief Executive Officer and a Director of the Company or its predecessor since 1978. Mr. Cladianos has been involved in the gaming and lodging industries in Reno for over 45 years.

     PETE CLADIANOS III (age 40) became Secretary of the Company in August 1984 and served as Executive Vice President from January 1996 to November 1998. He was elected as a Director in November of 1985. From February 1987 to January 1996, Mr. Cladianos served as Vice President of the Company and was Treasurer from 1983 to 1984. Mr. Cladianos joined the Company's predecessor in 1982 as an internal auditor, became outside property manager in July 1983, and the cage and credit manager in September 1984.

     KATHERENE LATHAM (age 68) has been Chairman of the Board of Directors of the Company since August 1984. Ms. Latham also served as Executive Vice President until November of 1991 and was Vice President of the Company's predecessor in 1982 and from January to August of 1984, and has been a Director of the Company or its predecessor since 1978. From 1978 to 1984, Ms. Latham was Secretary of the Company's predecessor. Ms. Latham has been involved in the gaming and lodging industries in Reno for over 43 years.

     JON N. BENGTSON (age 55) has served as a Director of the Company since August 1984. Since January 1998, Mr. Bengtson has been the President and Chief Operating Officer of Sharegate, Inc., a telecommunications company, and since January 1996, has served as Chairman of the Board of Directors of Radica Games, Limited. From January 1996 to January 1998, Mr. Bengtson served as Executive Vice President and Chief Operating Officer of the Company. From January 1993 to January 1996, Mr. Bengtson held various positions with Radica Games, Limited, including Executive Vice President, Chief Operating Officer and Chief Financial Officer and served as President and Chief Executive Officer of Radica USA since December 1994. Mr. Bengtson also served as Executive Vice President of the Company from November 1991 to December 1994, Senior Vice President of the Company from November 1985 to November 1991 and Vice President -- Finance and Administration and Treasurer of the Company from May 1984 to July 1985. From July 1985 to November 1985, Mr. Bengtson served as Executive Vice President and a Director of Stride Micro, a computer hardware development/sales company. Prior to May 1984, Mr. Bengtson served, for almost four years, in various corporate officer capacities with International Game Technology and was a Director from May 1981 to May 1984.

     LOUIS J. PHILLIPS (age 62) has served as a Director of the Company since May 1998. Since 1995, Mr. Phillips has been the Mead Dixon Distinguished Professor of Gaming Management at the University of Nevada, Reno. Prior to such appointment, from 1993 to 1995, Mr. Phillips served as President and Chief Operating Officer of Harrah's Nevada. From 1989 to 1993, Mr. Phillips was Senior Vice President and General Manager of Harrah's Lake Tahoe and, from 1983 to 1988, was Senior Vice President of Human Resources at Harrah's corporate level. From 1981 to 1983, Mr. Phillips also served as an executive management consultant to Harrah's. Prior to 1981, Mr. Phillips was a member of a management consulting group based in Washington D.C.

     FERENC B. SZONY (age 44) was appointed President and Chief Executive Officer and a Director of the Company in December 1997. Prior to December 1997, Mr. Szony was affiliated with Hilton Hotels Corporation for sixteen years. From November 1994 to March 1997 he served as President of the Reno Hilton Resort, northern Nevada's largest hotel/casino, and from July 1992 to November 1994 as President of the Flamingo Hilton, Reno. Mr. Szony served in various marketing and management positions with Hilton in Nevada and California beginning in June 1981. From March 1997 to December 1997, Mr. Szony was an independent gaming consultant.

     LARRY TUNTLAND (age 59) was appointed to the Board of Directors in March 1999. Mr. Tuntland also serves, since 1997, on the Board of Media West-RNI, Inc. (a subsidiary of Gannett Newspapers) and on the Advisory Board of Wells Fargo Bank of Nevada/Norwest Bank of Nevada. Mr. Tuntland was originally appointed to the Board of Norwest Bank of Nevada in 1997 prior to the merger with Wells Fargo Bank. Mr. Tuntland retired as President of First Interstate Bank of Nevada, N.A. in 1996 after 37 years with it and its predecessor companies. Prior to the position as President in 1996, Mr. Tuntland was the Area President,

Northern Nevada, from 1991 to 1995. Prior to 1991, Mr. Tuntland served in numerous Managerial and Executive capacities including the Senior Executive Officer for Southern Nevada and Executive Vice President of Commercial and Business Banking.

     DAVID R. WOOD (age 47) has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since January 1996 and a Director since joining the Company in 1985. From July 1985 to January 1996, Mr. Wood served as Vice President -- Finance and Administration, Chief Financial Officer, and Treasurer of the Company. Prior to joining the Company, Mr. Wood, a certified public accountant, was in public accounting for over 9 years and was a partner in a Nevada based public accounting firm. Mr. Wood specialized in hotel/casino accounting and auditing while in public accounting and is an enrolled agent before the Nevada Gaming Authorities.

                 INFORMATION RELATING TO THE BOARD OF DIRECTORS
                      AND CERTAIN COMMITTEES OF THE BOARD

MEETINGS AND ATTENDANCE

     The Board of Directors of the Company held four meetings during the fiscal year ended June 30, 1999. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees on which each served during fiscal 1999 or the portion of the year during which each served as Director.

COMMITTEES

     The Board of Directors of the Company has, in addition to its Executive Committee (whose present members are Pete Cladianos, Jr. and Katherene Latham), which may exercise all powers of the Board of Directors to the extent permitted by law, an Audit Committee, an Executive Compensation Committee and a Special Stock Grant Committee. The Board does not have a nominating committee. The general functions of such Board Committees, the identity of each committee member and the number of committee meetings held by each committee during the last fiscal year are set forth below. The Executive Committee held no formal meetings during fiscal 1999.

     Audit Committee. The Audit Committee meets with the Company's independent auditors and makes recommendations to the Board of Directors concerning acceptance of the reports of such auditors and reviews and make recommendations to the Board concerning the accounting policies and procedures of the Company. The current members of the Audit Committee are Messrs. Bengtson, Phillips and Tuntland, all independent Directors. There was one meeting held during fiscal 1999.

     Executive Compensation Committee. The Executive Compensation Committee determines the compensation of all principal officers other than the Chairman of the Board of Directors, the President and the Executive Vice Presidents. The Committee also administers the Company's stock option plan and the deferred compensation plan for the Company Directors. The current members of the Executive Compensation Committee are Pete Cladianos, Jr., Katherene Latham and Larry Tuntland. There were no meetings held during fiscal 1999.

     Special Stock Grant Committee. A Special Stock Grant Committee, whose sole duty shall be to consider and grant stock options to officers, has been appointed in order to comply with the requirements of Rule 16b-3 of the Security Exchange Act of 1934, as amended. The members of such Committee shall be non-employee directors within the meaning of the aforementioned Rule 16b-3 and are presently Jon N. Bengtson, Louis J. Phillips and Larry Tuntland. There were no formal meetings held during fiscal 1999.

COMPENSATION OF INDEPENDENT DIRECTORS

     Directors who are officers or employees of the Company do not receive compensation for their services as Directors. The Directors, who are not employees of the Company ("Independent Directors"), receive as compensation for services: (i) a $6,000 annual retainer; (ii) $1,000 for each Board of Directors meeting attended; (iii) $300 for each Board committee meeting attended on the same date as a Board meeting; and (iv) $500 for each Board committee meeting attended on a date when there is no Board meeting. In the fiscal year ended June 30, 1999, Louis J. Phillips and Jon N. Bengtson each earned $10,300 and Larry Tuntland, who was appointed as an Independent Director in March 1999, earned $3,500. Mr. Tuntland, upon appointment to the Board was also granted a stock option to purchase 10,000 shares of the Company's Common Stock at $1.13 per share which was the fair market value on the date of grant. Such option to purchase Common Stock becomes fully vested in March 2000.

     The Company's Amended and Restated Stock Option Plan for Executive and Key Employees, provides for the grant of non-qualified stock options to Independent Directors. Upon initial election or appointment as an Independent Director, the Board may grant stock options to purchase up to 25,000 shares of the Company's Common Stock. Thereafter, on the date of the Annual Meeting of Shareholders, each Independent Director shall receive an automatic stock option grant to purchase 7,500 shares of the Company's Common Stock with an exercise price equal to fair market value on the date of grant. All options vest in full on the anniversary date of each grant.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF NAMED OFFICERS

     The following table sets forth information concerning the compensation for services in all capacities to the Company, for the fiscal years ended June 30, 1999, 1998 and 1997, of those persons who were, respectively, at June 30, 1999
(i) the Company's Chief Executive Officer and (ii) one of the other four most highly compensated executive officers of the Company whose annual salary and bonus for the fiscal year ended June 30, 1999 exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                    ANNUAL COMPENSATION         COMPENSATION
           NAME AND             ----------------------------   OPTIONS GRANTED    ALL OTHER
      PRINCIPAL POSITION        YEAR     SALARY      BONUS       (SHARES)(1)     COMPENSATION
      ------------------        ----    --------    --------   ---------------   ------------
Ferenc B. Szony(2)              1999    $250,961    $100,000       100,000         $    --
President and Chief Executive   1998     117,692          --       100,000              --
  Officer                       1997          --          --            --              --
Pete Cladianos, Jr.             1999     110,192      67,500            --              --
Vice Chairman of the Board of   1998     244,064          --            --              --
  Directors                     1997     361,076          --            --              --
David R. Wood                   1999     157,000      47,100            --              --
Executive Vice President,       1998     153,378          --       144,000(3)           --
Treasurer and Chief Financial   1997     155,643          --            --              --
  Officer
Patrick Bassney                 1999     106,292      10,499            --              --
Vice President and General      1998      34,731          --        30,000          11,273(4)
Manager, Sands Regency          1997          --          --            --              --
Casino/Hotel
Pete Cladianos III              1999      64,657      37,680            --              --
Secretary                       1998     122,702          --        60,000(3)           --
                                1997     124,514          --            --              --

---------------

(1) The Company has not issued stock appreciation rights or restricted stock awards.

(2) Mr. Szony was named President and Chief Executive Officer in December 1997.

(3) On December 12, 1997, the Company repriced certain outstanding stock options with original exercise prices ranging from $3.50 to $12.62 per share by amending the terms of such options to provide for an exercise price of $1.81 per share. In connection with such repricing, each of Messrs. Wood and Cladianos III had previously granted options for 144,000 and 60,000 shares, respectively, repriced. See "Stock Options Repriced in Last Fiscal Year."

(4) Represents reimbursable moving expenses paid by the Company.

STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted to the Named Officers pursuant to the Company's Amended and Restated Stock Option Plan for Executive and Key Employees during the fiscal year ended June 30, 1999.

                                                                                           POTENTIAL REALIZABLE
                                                                                                 VALUE AT
                                                                                              ASSUMED ANNUAL
                                                                                                 RATES OF
                             NUMBER OF       % OF TOTAL                                         STOCK PRICE
                             SECURITIES       OPTIONS                                        APPRECIATION FOR
                             UNDERLYING       GRANTED                                         OPTION TERM(1)
                              OPTIONS     TO EMPLOYEES IN      PER SHARE      EXPIRATION   ---------------------
           NAME              GRANTED(1)   FISCAL YEAR 1999   EXERCISE PRICE      DATE         5%          10%
           ----              ----------   ----------------   --------------   ----------   ---------   ---------
Ferenc B. Szony(2).........   100,000           68%               $.88         12/15/08    $ 55,000    $140,000

---------------

(1) The options have a ten year term and are generally exercisable commencing 12 months after the grant date.

(2) Options to purchase 50,000 shares, each, vest on December 15, 1999 and 2000.

STOCK OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during fiscal 1999 and, based upon the fair market value of the Common Stock as of June 30, 1999, stock options held as of the end of fiscal 1999.

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS FOR FISCAL YEAR        IN-THE-MONEY OPTIONS
                                   SHARES                             END                   AT JUNE 30, 1999(1)
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Ferenc B. Szony................      --           --         50,000        150,000        $15,750       $140,250
David R. Wood..................      --           --        108,000         36,000         34,020         11,340
Patrick Bassney................      --           --          7,500         22,500         --             --
Pete Cladianos, III............      --           --         24,000         36,000          7,560         11,340

---------------
(1) Market value of the underlying securities at fiscal year-end, minus the exercise price of "in-the-money" options.

EMPLOYMENT AND OTHER ARRANGEMENTS

     Mr. Ferenc B. Szony entered into a two-year employment agreement on December 15, 1998 pursuant to which Mr. Szony agreed to serve as President and Chief Executive Officer of the Company. Under the terms of the agreement, which is automatically renewable on each anniversary date for an additional one year period without notice of nonrenewal to the contrary, Mr. Szony is to be paid a base salary of $275,000 per annum, to be increased to $335,000 in the second year. In addition, Mr. Szony received a signing bonus of $100,000 and incentive stock options to purchase 100,000 shares of Common Stock, which vest equally over two years, pursuant to the Company's Amended and Restated Stock Option Plan for Executive and Key Employees of The Sands Regent. Mr. Szony is also eligible to receive an annual base bonus of 40% of his base salary pursuant to the Company's bonus program which presently utilizes financial performance goals.

     The agreement with Mr. Szony also provides that if Mr. Szony's employment with the Company is terminated by the Company for any reason other than for Cause or for Termination/Change in Control (each, as defined), compensation and benefits pursuant to the Agreement shall continue for the remaining term of the Agreement. In the event of termination due to Total Disability (as defined), all compensation and benefits shall continue for twelve months following such termination.

     The Company has also entered into an agreement with Mr. Wood which provides that if Mr. Wood's employment with the Company is terminated by the Company for any reason other than for cause, disability or retirement (each, as defined) or by Mr. Wood for good reason (as defined) within three years after a change in control (as defined) of the Company, Mr. Wood shall be entitled to receive (a) a lump sum payment equal to three times (x) the greater of (1) Mr. Wood's annual base compensation for the 12-month period prior to the change in control or (2) Mr. Wood's annual base compensation at the time of the termination and (y) any bonus paid during the 12-month period immediately preceding the termination, and (b) life, disability, accident and health insurance coverage substantially the same as Mr. Wood received immediately prior to the change in control but increased to the extent the such benefits were increased following the change in control for 36 months (or such lesser number of months up to the date of Mr. Wood's retirement or the date on which Mr. Wood obtains a new job of similar status). In addition, upon such a termination, all options held by Mr. Wood shall be immediately exercisable and all restrictions on transfer, if any, on securities then held by Mr. Wood shall lapse. In the event that any payment or benefit received pursuant to the agreement with Mr. Wood would not be deductible (in whole or part) by the Company as a result of the operation of Section 280G of the Internal Revenue Code, the amount of any such payments or benefit shall be reduced until no portion of the payment or benefit is not deductible as a result of Section 280G.

     Mr. Patrick Bassney entered into a two-year employment agreement on January 29, 1998 pursuant to which Mr. Bassney is to be paid a base salary of $105,000 per annum and receive incentive stock options to purchase 30,000 shares of Common Stock, which vest equally over four years, in accordance with the Company's Amended and Restated Stock Option Plan for Executive and Key Employees of The Sands Regent. The agreement also provides that Mr. Bassney is to receive six months compensation in the event his employment with the Company is terminated in the first two years.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Executive Compensation Report and the Stock Price Performance Graph on Page 11 shall not be incorporated by reference into any such filings.

                         EXECUTIVE COMPENSATION REPORT

     The Executive Compensation Committee of the Board of Directors (the "Committee"), whose present members are Pete Cladianos, Jr., Katherene Latham and Larry Tuntland, is empowered, pursuant to the Company's By-laws, to determine the compensation of all executive officers other than the Chairman of the Board, the President and the Executive Vice Presidents. Such committee shall also administer the Company's Amended and Restated Stock Option Plan for Executive and Key Employees and the Company's Deferred Compensation Plan for Directors. The Executive Compensation Committee may not grant stock options to officers.

     In order to comply with the requirements of Rule 16b-3 of the Security Exchange Act of 1934, as amended, a Special Stock Grant Committee (the "Special Committee") has been appointed whose sole duty shall be to consider and to grant stock options to officers. Such Special Committee, whose present members are Louis J. Phillips, Jon N. Bengtson and Larry Tuntland, shall be composed of non-employee directors within the meaning of the aforementioned Rule 16b-3.

     Compensation for the Chairman and Vice Chairman of the Board, the President and the Executive Vice Presidents is reviewed and established, from time to time, by the Board of Directors. It is a policy of the Board that such Executive Officers shall not participate in any Board decision relative to such respective person's compensation.

     The Company's executive compensation policy and philosophy is multifaceted. Such compensation program seeks to provide salaries that are competitive in the marketplace and designed to attract and retain highly-qualified executives. In addition, the program is designed to closely link certain compensation received by individuals to the performance of the Company and, in certain instances, the achievement of individual goals. Recognition is also given to an executive's individual performance. The Company's executive compensation program additionally establishes motivational incentives by providing the executive with a financial interest in the success of the Company similar to the interests of the Company's shareholders.

     Consistent with the aforementioned policy and philosophy, the Company's current compensation plan involves a combination of salary and bonuses to reward short-term performance and grants of stock options to encourage and reward longer-term performance. The key performance criterion in determining bonus payments is the levels of income from operations attained by the Company. Appropriate adjustments are considered, from time to time, to take into account market conditions and other factors impacting the Company's performance. The levels of supervisory or management responsibilities of the Company's executives and individual performances are also given significant consideration.

     The Company's primary long-term incentive program consists of stock options that are intended to encourage achievement of long-term goals and objectives consistent with results that benefit stockholders. These objectives include, but are not limited to, operating profitability, earnings per share growth, return on invested capital and return on shareholders' equity. Such stock option grants are intended to provide executives and key employees with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success through the opportunity to acquire an increased stock ownership in the Company and to benefit from appreciation in the value of the Company's stock. In making such awards, the Special Committee takes into account such other factors as it deems appropriate to a determination of the individual optionee's value to the Company and his potential contribution to its long-term success. The practice of the Special Committee has been to issue all stock options at exercise prices of not less than the market value of the Company's Common Stock on the date of grant, thus insuring that any value derived from such options will depend on subsequent increases in share value realized by shareholders in general.

     The Revenue Reconciliation Act of 1993, enacted August 10, 1993, amended the Internal Revenue Code of 1986 and included a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the Chief Executive Officer and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. Although the present compensation paid to any "covered employee" by the Company is presently less than the $1 million limit, it is the Company's policy to qualify future compensation paid to its top executives for deductibility under the new law in order to maximize the Company's income tax deductions to the extent that so qualifying the compensation is not inconsistent with the Company's fundamental compensation policies.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     During the fiscal year ended June 30, 1999, the compensation of the Company's Chief Executive Officer, Ferenc B. Szony, was a base salary of $275,000 pursuant to a two-year employment agreement entered into on December 15, 1998. Under such agreement, Mr. Szony also received a $100,000 signing bonus and is eligible to receive an annual base bonus of 40% of his base salary in the event the Company attains certain levels of successful operating results. In addition, Mr. Szony was granted incentive stock options to purchase 100,000 shares of the Company's Common Stock. Such options vest equally over two years and are subject to the terms and conditions of the Company's Amended and Restated Stock Option Plan for Executive and Key Employees of The Sands Regent.

EXECUTIVE COMPENSATION   SPECIAL STOCK
      COMMITTEE         GRANT COMMITTEE   BOARD OF DIRECTORS
----------------------  ---------------   ------------------
Pete Cladianos, Jr.     Jon N. Bengtson  Jon N. Bengtson
                        Louis J.         Pete Cladianos, Jr.
Katherene Latham        Phillips
Larry Tuntland          Larry Tuntland   Pete Cladianos III
                                         Katherene Latham
                                         Louis J. Phillips
                                         Ferenc B. Szony
                                         Larry Tuntland
                                         David R. Wood

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors is responsible for the compensation policies of the Company with respect to its current executive officers. All of the members of the Board, except Messrs. Bengtson, Phillips and Tuntland, are employees of the Company. No member of the Board participates in the determination of his or her own compensation.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total shareholder return of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the NASDAQ Stock Market-U.S. Index and the Dow Jones Casinos index. The comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG THE SANDS REGENT, THE NASDAQ STOCK MARKET -- US INDEX
                        AND THE DOW JONES CASINOS INDEX

                                                                                  NASDAQ STOCK
                                                    THE SANDS REGENT              MARKET (U.S.)             DOW JONES CASINOS
                                                    ----------------              -------------             -----------------
6/94                                                       100                         100                         100
6/95                                                        44                         133                         167
6/96                                                        43                         171                         218
6/97                                                        27                         208                         158
6/98                                                        17                         274                         144
6/99                                                        20                         393                         147

---------------
* $100 invested on June 30, 1994 in stock or index including reinvestment of dividends. Fiscal year ending June 30.

                        COMPLIANCE WITH SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten (10) percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission") and the Nasdaq Stock Market. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it with respect to fiscal 1999, or representations from certain reporting persons, the Company believes that its Insiders complied with all Section 16(a) filing requirements.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP served as auditors of the Company for the year ended June 30, 1999. The auditors will have a representative at the meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     If a shareholder proposes to present a proposal at the next Annual Meeting, the proposal must be received by the Secretary of the Company by June 13, 2000. Proposals should be addressed to the attention of Pete Cladianos III, Secretary of The Sands Regent, 345 North Arlington Avenue, Reno, Nevada, 89501, and should be sent Certified Mail -- Return Receipt Requested. The Company expects to hold the 2000 Annual Meeting of Shareholders on November 6, 2000. Pursuant to Securities and Exchange Commission rules regarding shareholder proposals, which became effective on June 29, 1998, if the Company has not received notice on or before August 27, 2000 of any matter a shareholder intends to propose for a vote at the 2000 Annual Meeting of Shareholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                                 OTHER MATTERS

     The management knows of no other matters other than those described above which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournments, the people voting the management proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          PETE CLADIANOS III, Secretary

                                REVOCABLE PROXY

                                THE SANDS REGENT

               ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 1, 1999
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Ferenc B. Szony and Katherene Latham, or either of them, with full power of substitution, proxies of the undersigned to vote all of the shares of capital stock of The Sands Regent that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Sands Regent, and at any adjournment thereof, upon the matters described in the Proxy Statement, for the meeting to be held on November 1, 1999, as follows:

1. ELECTION OF DIRECTORS:
   Nominees: Pete Cladianos, Jr., Pete Cladianos III and Katherene Latham, each for a three (3) year term.

[ ]  VOTE FOR all nominees listed above, except vote        [ ]  VOTE WITHHELD from all nominees.
     withheld from the following nominees (if any):

--------------------------------------------------------------------------------

2. In their discretion on any other matter that may properly come before the meeting or any adjournments thereof.

          I DO [ ]    DO NOT [ ]    PLAN TO ATTEND THE ANNUAL MEETING.

    THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR ITEM (2).

    Please check your mailing address as shown on this Revocable Proxy. If it is inaccurate, please correct your address in the space provided below.

                                                       Dated: , 1999

                                                       -------------------------
                                                             Signature(s)

                                                       -------------------------
                                                             Signature(s)

                                                       Please date this
                                                       Revocable Proxy and sign
                                                       exactly as your name
                                                       appears on your stock
                                                       certificate. If signing
                                                       as a fiduciary, please
                                                       give your full title.

  PLEASE MARK, SIGN, DATE, AND RETURN THIS REVOCABLE PROXY PROMPTLY USING THE
                               ENCLOSED ENVELOPE.